LAW OFFICE OF
                              MICHAEL G. QUINN
                          5120 EAST CENTRAL, SUITE B
                            WICHITA, KANSAS  67208

TELEPHONE: (316) 652-0940                           FACSIMILE: (316) 652-8740


                                        June 5, 1998

Renaissance Designer Gallery Products, Inc.
1001 S.W. Gage Blvd.
Topeka, Kansas 66606

Ladies and Gentlemen:

     We refer to the Registration Statement of Renaissance Designer Gallery Products, Inc. (the "Company") on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 50,000,000 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), to be sold by the Company.

     We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

     We are of the opinion that when such 50,000,000 shares of Common Stock have been issued and sold by the Company as contemplated by the Registration Statement they will constitute legally issued, fully paid and nonassessable shares of the Company.

     We hereby consent to the reference to us under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                        Very truly yours,

                                        /s/ Michael G. Quinn
                                        -------------------------------
                                        Michael G. Quinn


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